Double Eagle Petroleum Company
P. O. Box 766 • Casper, WY 82602 • 1-307-237-9330 • Fax: 1-307-266-1823

FOR IMMEDIATE RELEASE
Date: December 3, 2007

Double Eagle Petroleum Reports Favorable Ruling by Court
Casper, Wyoming — Double Eagle Petroleum Co. (NASDAQ: “DBLE”) reported that on November 30, 2007, United States District Judge Richard J. Leon issued his Order and Memorandum Opinion denying a requested preliminary injunction to stop work at the Company’s Atlantic Rim Coal Bed natural gas project in south central Wyoming and at other operators’ sites in other portions of the Atlantic Rim area of Wyoming.  The Memorandum Opinion states in part that “...the plaintiffs have failed to demonstrate that they are likely to succeed on the merits of their claims”.  As a result, Double Eagle is entitled to continue its development in the Atlantic Rim.  The Company has not been informed whether the plaintiffs will continue the underlying lawsuit pursuant to which the preliminary injunction motion was filed.

Double Eagle has now completed the drilling and casing of the 33 potential producers and the three injection wells constituting its 2007 drilling program within the Catalina Unit. We began producing two of the wells on Saturday, December 1, 2007. We believe that all of the wells will be hooked up and running through compression by January 15, 2008. Drilling is planned to resume in July 2008 when the drilling of 48 additional wells is planned.

Anadarko has three rigs drilling at the Sun Dog Unit which is adjacent to and to the east of Catalina Unit. They hope to complete 69 potential producers before stipulations halt activity on March 1, 2008. Beginning March 1, 2008, the stipulations will restrict activity until July 15, 2008 when Anadarko plans to drill 178 additional wells.

Stephen H. Hollis, CEO of Double Eagle commented: “It is nice to have the Memorandum Opinion from the Court stating that the plaintiffs have failed to demonstrate that they are likely to succeed on the merits of their claims. Now we can center in on getting this play developed and bring on production just as the Rocky Mountain Express Pipeline gives us more capacity to get natural gas out of the Rockies to the markets in the eastern United States. We look forward to reporting production rates on these new wells as we get reliable numbers.”

About Double Eagle

Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve properties in southwestern Wyoming and other Rocky Mountain States.

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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as result of new information, future events or otherwise.

Company Contact:

John Campbell Steve Hollis, President

(303) 794-8445 (307) 237-9330